EXHIBIT 10.1

[SEARS HOLDINGS LETTERHEAD]

June 25, 2008

Mr. J. Miles Reidy

[Address Omitted]

Dear Miles,

The purpose of this letter is to document the agreed to changes to your September 12, 2007 offer letter, which changes are subject to final approval by the Compensation Committee of SHC's Board of Directors.

The changes to your compensation package as set forth in your September 12, 2007 offer letter, to which changes the parties intend to be legally bound and agree, for good and valuable consideration, are as follows:

  With respect to the vesting conditions applicable to the grant of restricted stock you received (valued at $750,000) under the Sears Holdings 2006 Stock Plan, the restricted shares will be scheduled to vest in full as of the third anniversary of the grant date, provided, however, that no vesting will occur in the event you and your immediate family have not relocated to the greater Chicago area by March 31, 2009. This change has been reflected in a new Restricted Stock Award Agreement, amended effective as of the date of Compensation Committee approval, a draft copy of which is enclosed for your information. You will receive for your files a final copy as soon as administratively feasible after Compensation Committee approval.
  With respect to your one-time sign-on bonus of $250,000 (gross), this amount is now payable within thirty (30) days after your one year anniversary with Sears, which is October 1, 2008. You will be required to repay this amount to SHC in the event you voluntarily terminate your employment with SHC or are terminated by SHC for misconduct or integrity issues within two (2) years of your date of hire.

  You will be asked to sign an Addendum to your September 7, 2007 Executive Severance Agreement, which Addendum incorporates the change to your relocation requirement from July 15, 2008 to March 31, 2009. As amended by the Addendum, your Executive Severance Agreement now provides under subsection 1(a) that if you are involuntarily terminated by Sears for any reason other than cause, death, total and permanent disability, (or you voluntarily terminate your employment for good reason) you will receive one (1) year of salary continuation, equal to base salary at the time of termination, subject to mitigation, provided, however, that if your employment is terminated (involuntarily or voluntarily) after March 31, 2009 (notwithstanding the ELT Relocation Policy) and you have not relocated to the greater Chicago area as of the termination date, you will not be entitled to any severance benefits under the Executive Severance Agreement.

Your September 12, 2007 offer letter, this letter, the September 7, 2007 Executive Severance (including Appendix A and the Addendum referred to above) and the new Restricted Stock Award Agreement, as amended effective as of the date of Compensation Committee approval, shall contain and comprise the entire understanding and agreement between you and Sears and fully supersede any and all prior agreements or understandings between you and Sears with respect to the subject matter contained herein.

Miles, if you need additional information or clarification, please call.

To accept, sign below and return this letter along with the signed Addendum to your Executive Severance Agreement.

Sincerely,

/s/ William R. Harker_________________

William R. Harker

SVP, Human Resources,

General Counsel and Corporate Secretary

Accepted:

/s/ J. Miles Reidy_____________________ 06/27/2008

J. Miles Reidy Date